Exhibit 99.1

WESTERN IOWA ENERGY, LLC
P. O. Box 399
Wall Lake, IA 51466

INTEROFFICE MEMO

TO:	Western Iowa Energy, LLC employees
Cc:	Industry Stakeholders
From:	Bill Horan, President of WIE Board
Date:	April 15, 2010
Subject:	Personnel Impacts of the Biodiesel Tax Credit Lapse

The failure of Congress to pass the Biodiesel Blenders Tax Credit continues to negatively impact the entire biodiesel industry. Due to the continued lapse of the biodiesel tax credit, Western Iowa Energy continues to suffer from significantly limited sales and reduced sales forecasts. Due to these market conditions, we have made the difficult decision to idle our facility (warm idle).

Today we are laying off 15 full-time employees. This represents more than 50% of our staff; 13 full-time employees will remain in order to provide a safe site and meet customer needs. These layoffs are defined as a temporary, unpaid absence from work with a currently unknown return date. Iowa Workforce Development is on-site today to help aid effected individuals. These employees will remain laid off and the facilities idled until the time that biodiesel demand returns. We will continue to evaluate the situation on a weekly basis based on positive or negative changes in the regulatory and commercial environment in which we operate.

Your continued calls and emails are critical for the reinstatement of the tax credit. Employees, family and friends are encouraged to continue contacting legislators urging them to reinstate and make retroactive the biodiesel tax credit.

Congress is in session until the Memorial Day recess.  This time period provides our greatest opportunity for Congress to address legislation dealing with expired tax provisions such as the biodiesel tax incentive.

Resources:

•	Talking points, letter templates: http://www.biodiesel.org/news/taxcredit/default.shtm

•	“Reinstate the Biodiesel Tax Credit” Facebook fan page